Exhibit 99.1

NexMetals Increases Selkirk Mineral Resource by 70%,

Establishing 1.1 Billion Pounds of Copper Equivalent in the Indicated Category and 200 Million Pounds in Inferred Category

Indicated Resource Totals 78.2 Mt grading 0.66% CuEq

(0.21% Ni, 0.23% Cu, 0.012% Co, 0.10 g/t Pt, 0.42 g/t Pd, 0.05 g/t Au and 0.72 g/t Ag), Enhancing Scale and Open Pit Development Potential

Vancouver, British Columbia, June 24, 2026 – NexMetals Mining Corp. (TSXV: NEXM) (Nasdaq: NEXM) (the “Company” or “NEXM”) is pleased to announce an updated Mineral Resource Estimate (“2026 MRE”) for its Selkirk Project (“Selkirk” or the “Project”) in Botswana. Selkirk is a past-producing copper-nickel-platinum group elements (“PGEs”) project located approximately 75 kilometres northeast of the Company’s flagship Selebi Project. The 2026 MRE, completed by The MSA Group (“MSA”) in Johannesburg, South Africa, increases the Project’s contained copper equivalent (“CuEq”) metal inventory by approximately 63% and reflects a significant conversion of Mineral Resources from the Inferred to Indicated category following a successful re-assaying and twin drilling campaign. The 2026 MRE represents an important technical milestone for the Selkirk Project, enhancing resource confidence and reducing development risk.

Highlights:

●	Approximately 1.1 billion pounds of CuEq Mineral Resources in the Indicated category with 78.2 Mt grading 0.66% CuEq (0.21% Ni, 0.23% Cu, 0.012% Co, 0.10 g/t Pt, 0.42 g/t Pd, 0.05 g/t Au and 0.72 g/t Ag).

●	Approximately 200 million pounds of CuEq Mineral Resources in the Inferred category with 15.1 Mt grading 0.60% CuEq (0.18% Ni, 0.21% Cu, 0.010% Co, 0.09 g/t Pt, 0.40 g/t Pd, 0.05 g/t Au and 0.77 g/t Ag).

●	Key drivers of the increase from the 2024 Mineral Resource Estimate (the “2024 MRE”) include:

○	Significant improvement in metallurgical recoveries resulting in higher expected payabilities;

○	Inclusion of cobalt, silver and gold as payable metals, none of which were assigned value in the 2024 MRE due to limited assaying; and

○	Expanded platinum, palladium, silver, cobalt and gold datasets from the historical core resampling program, supporting an expanded mineralized envelope and larger conceptual pit shell on a Net Smelter Return (NSR) basis.

●	Metal price changes had a minimal net impact relative to the 2024 MRE, reflecting Selkirk’s diversified polymetallic metal mix, which provides exposure to multiple payable metals while reducing single-commodity price risk.

●	The 2026 MRE incorporates the previously reported metallurgical results (see news releases dated April 27, 2026, and June 4, 2026) that confirm the ability to produce separate, clean copper and nickel concentrates that meet commercial smelter specifications, further de-risking the project.

●	Strip ratio reduced to 1.02:1 from 1.65:1, among the lowest strip ratios for copper development projects globally, resulting from the inclusion of additional tonnage sitting above and adjacent to the 2024 MRE.

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Why This Matters:

●	Selkirk has evolved into a strategically important, multi-commodity critical metals asset with the scale and development potential to drive additional value creation for shareholders.

●	Previously assigned limited value as a secondary asset within the portfolio, the substantial conversion to Indicated resources, clean concentrate quality and favourable open-pit mining characteristics position Selkirk as a meaningful contributor to NexMetals’ future growth and support a potential accelerated path toward pre-feasibility.

Next Steps:

●	A Technical Report prepared in accordance with National Instrument 43-101 (“NI 43-101”) will be filed on SEDAR+ and EDGAR within 45 days of this news release.

●	The Company expects to evaluate a range of strategic options for Selkirk, including potential partnerships, a spin-out, or advancement toward an economic study.

To view summary of today’s news release by Sean Whiteford, CEO, click the image below.

Sean Whiteford, CEO of the Company, commented: “The 2026 MRE highlights the value embedded within our Botswana portfolio and reinforces Selkirk as a strategically important asset for the Company. Through targeted drilling, re-assaying and metallurgical work, we have established over 1.1 billion pounds of contained copper equivalent in the Indicated category. Importantly, this value was unlocked with relatively modest investment, highlighting both the quality of the asset and the opportunity that remains ahead. Selkirk is an advanced-stage, past-producing Project with open-pit development potential and the ability to produce clean saleable concentrates. As the most advanced asset in our portfolio, it represents a compelling development opportunity and an important source of future value creation.”

“When we acquired the Selebi and Selkirk projects out of liquidation in 2022, we saw an opportunity to unlock value through modern exploration and disciplined technical work, and today’s resource update at Selkirk is a strong example of that strategy in action. At the same time, we continue to advance our flagship Selebi project through drilling, with an updated Mineral Resource Estimate and Preliminary Economic Assessment expected later this year. Together, these milestones should continue to demonstrate the scale, quality and growth potential of our Botswana portfolio.”

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Table 1. 2026 MRE Summary

			Grade
Classification	Tonnes (Millions)	NSR (US$)	Grade (% CuEq)*	Ni (%)	Cu (%)	Co (%)	Pt (g/t)	Pd (g/t)	Au (g/t)	Ag (g/t)
Measured	-	-	-	-	-	-	-	-	-	-
Indicated	78.2	56	0.66	0.21	0.23	0.012	0.10	0.42	0.05	0.72
Inferred	15.1	51	0.60	0.18	0.21	0.010	0.09	0.40	0.05	0.77

Total Contained (Mlbs CuEq)*				Contained Metal
				Ni (kt)	Cu (kt)	Co (kt)	Pt (koz)	Pd (koz)	Au (koz)	Ag (koz)
Measured	-			-	-	-	-	-	-	-
Indicated	1,138			163	181	9.2	245	1,066	120	1,818
Inferred	200			27	32	1.6	45	193	25	372

*CuEq is calculated using the formula CuEq %)=91.4*Cu(%)+Ni(%)*(85.1/91.4)+Co(%)*(93.8/91.4)+Pt(g/t)*(22.4/91.4)+Pd(g/t)*(33.1/91.4)+Au(g/t)*(68.5/91.4)+Ag(g/t)*(0.8/91.4)

Notes:

1.	All tabulated data have been rounded and as a result minor computational errors may occur.
2.	Mineral Resources, which are not Mineral Reserves, have no demonstrated economic viability. There is no guarantee that that all or any part of the Mineral Resource will be converted into a Mineral Reserve. The estimate of Mineral Resources may be materially affected by geology, environment, permitting, legal title, taxation, socio-political, marketing, or other relevant issues.
3.	kt = thousand tonnes, Mlbs = Million pounds, koz = thousand ounces.
4.	The 2026 MRE has been prepared in accordance with the CIM Definition Standards (2014) and CIM Best Practice Guidelines (2019) with an effective date of June 22, 2026.
5.	Mineral Resources are reported at a cut-off value of US$25/t NSR (Net Smelter Return) defined as received value of final metal recovered minus off-site costs.
6.	Mineral Resources are estimated using long-term prices of US$9.10/lb Ni, US$5.10/lb Cu, US$20.00/lb Co, US$1,800/oz Pt, US$1,550/oz Pd, US$3,600/oz Au and US$52.00/oz Ag. The same metal prices were used in CuEq and NSR calculations.
7.	Mineral Resources are estimated using nickel, copper, cobalt, platinum, palladium, gold and silver recoveries of 54%, 88%, 53%, 56%, 78%, 72% and 61%, respectively, derived from metallurgical studies which consider a two-concentrate scenario.
8.	Payabilities and off-site treatment and refining costs were derived from an independent marketing study commissioned by NexMetals.
9.	The CuEq value was calculated based on relative recovered value received for each metal excluding costs. Received value for each metal was calculated using the formula: in-situ grade*concentrator recovery*payability*metal price. The ratio between received copper value and total other metal value was then used to calculate CuEq, i.e., CuEq = (1+value excluding Cu / Cu value) * Cu grade.
10.	Bulk density has been estimated in the block model based on an extensive data set of measurements taken from drillhole cores.
11.	Mineral Resources are reported within an optimized pit shell using NSR values, mining cost of US$3/tonne (additional US$0.008 per metre depth from pit rim), concentrate costs of US$20/tonne, G&A of US$1.35 per tonne, 45°pit slope to base of partially weathered and 60° in fresh rock.
12.	There are no Mineral Reserves.

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Figure 1: 3D Block Model of the Selkirk Deposit highlighting the 2026 MRE and against the old open pit shell

The 3D block model highlights the significant advancement of the Selkirk Project through the 2026 MRE. The previous Selkirk Mineral Resource Estimate comprised 789 million lbs of CuEq1 in the Inferred category with 44.2 Mt grading 0.81% CuEq (0.30% Cu, 0.24% Ni, 0.55 g/t Pd and 0.12 g/t Pt), entirely within the Inferred category. The updated model demonstrates a substantial increase in resource confidence through the conversion of a significant portion of the mineralization to the Indicated category. The model also illustrates a materially expanded conceptual open-pit shell relative to the 2024 MRE, reflecting increased contained metal.

Mineral Resource Data and Quality Control

The historical sampling data collected by the previous owner and operator, Tati Nickel Mining Company (“TNMC”), which included Ni and Cu assays and selective Pd, Pd and Au assays. The historical data was verified through completion of eleven twin diamond drillholes and approximately 6,000 samples taken for assay from the remaining TNMC core by NexMetals. Resampling included intervals previously sampled by TNMC, as well as some extension sampling, and included a full suite of elements including Ni, Cu, Co, Pt, Pd, Au and Ag. Statistical checks completed by MSA revealed no material bias between the historical and recent sample assays.

1 CuEq% calculated using the formula Cu% + Ni%*(55.605/53.913) + Pd g/t*(22.948/53.913) + Pt g/t*(14.891/53.913) using metal prices and recoveries as per the 2024 Mineral Resource Estimate. See news release dated November 27, 2024.

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Data from drillholes completed prior to TNMC, as well as TNMC underground drilling and channel sampling, was not verifiable and was not included in the 2026 MRE. A total of 216 diamond drillholes were used to estimate the 2026 MRE, including the TNMC drillholes, NexMetals twin drilling and an infill drillhole completed by NexMetals.

The TNMC assays were completed at the TNMC Phoenix Laboratory. At the time of preparation and analysis, TNMC owned both the Phoenix Mine and Selkirk, and the laboratory was not independent of the operator. From 2011, the Phoenix Mine Laboratory held accreditation with the South African National Accreditation System (SANAS), and with the International Organization for Standardization/International Electrotechnical Commission (ISO/IEC) 17025 for chemical analyses. Ni and Cu were analysed by XRF and Pt, Pd and Au by 50 g lead collection fire assay. Relative Density measurements were obtained by water immersion method.

The NexMetals drill core was logged, photographed and marked for sampling in nominal lengths of one metre. The core samples were cut in half longitudinally using a rotating diamond saw. The bagged core samples were given a unique sample reference number, bagged and despatched to ALS Laboratories Ltd. in Johannesburg, South Africa for analysis (SANAS Accredited Testing Laboratory, No. T0387). Samples were analysed for Ni, Cu, and Co using a peroxide fusion preparation and inductively coupled plasma atomic emission spectrometry (ICP-AES) finish (ME-ICP81). Analyses for Pt, Pd, and Au were by fire assay (30 g nominal sample weight) with an ICP-AES finish (PGMICP23), also by ALS. A suite of 48 elements, including Ag, was analysed using a 4-acid digest and ICP-AES finish (ME-ICP61). Specific gravity measurements were also completed by ALS.

The NexMetals drilling and resampling was subjected to a comprehensive programme of quality assurance and quality control by NexMetals, independent of the laboratories’ own QA/QC measures, including certified reference materials (5%), blank samples (5%), coarse duplicate samples (5%) and pulp duplicate samples (5%). The Qualified Person, Mr. J.C. Witley (BSc Hons, MSc (Eng.)), is satisfied that the assay results are of sufficient accuracy and precision for use in Mineral Resource estimation.

Mineral Resource Estimate

The Selkirk Mineral Resource Estimate was completed by The MSA Group in Johannesburg, South Africa.

The Mineral Resource was estimated using the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Best Practice Guidelines and is reported in accordance with the 2014 CIM Definition Standards, which have been incorporated by reference into NI 43-101.

The Selkirk Mineral Resource is contained within the Selkirk Meta Gabbro, which is a massive roughly sub-vertical body plunging at a moderate dip to the south-southwest approximately 300 to 450 m wide and has been intersected by drilling from surface to over 500 m deep. Sulphide mineralisation consists primarily of disseminated pyrrhotite and chalcopyrite and veins and pods of massive sulphide. The Selkirk Meta Gabbro has been intruded by several phases of later dykes which are barren.

Estimation comprised modelling of the Selkirk metagabbro, dykes and a surface representing the base of oxidation, followed by the construction of an implicit probability mineralised shell within the metagabbro including drillhole sample intervals greater than an NSR value of US$20. A three-dimensional block model with parent cells of 20 mX by 20mY by 10mRL and appropriate sub-celling was used to estimate metal grades and density by ordinary kriging. Volumes representing mined voids and oxidised material were removed and dykes were assigned grades of zero. NSR was then calculated for each block model cell using the estimated grades, metal prices, recoveries, off-site costs and payabilities. The mineral resource model was classified into the Indicated and Inferred categories, taking into account data quality, geological modelling uncertainty, drillhole spacing and kriging outputs. The majority of the Indicated Mineral Resource is informed by drillholes closer than 60 m apart up to maximum spacing of 75 m.

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The Mineral Resource was reported using a NSR based optimised pit-shell. Using concentrate costs of US$20/tonne, G&A of US$1.35 per tonne and royalites of 3% for base metals and 5% for precious metals, blocks that occur within the pit-shell with estimated NSR above US$25/tonne satisfy cut-off grade criteria and, together with the optimised pit shell, the QP considers that reasonable prospects for eventual economic extraction (RPEEE) for the Mineral Resource have been demonstrated.

Qualified Persons

Mr. J.C. Witley (BSc Hons, MSc (Eng.)) is a geologist with more than 35 years’ experience in base and precious metals exploration and mining as well as Mineral Resource evaluation and reporting. He is Head of Mineral Resources for The MSA Group (an independent consulting company), is registered as Pr.Sci.Nat. with the South African Council for Natural Scientific Professions (SACNASP) and is a Fellow of the Geological Society of South Africa (GSSA). Mr. Witley has the appropriate relevant qualifications and experience to be considered a “Qualified Person” for the style and type of mineralisation and activity being undertaken as defined in NI 43-101 and is considered independent of NexMetals pursuant to NI 43-101. Mr. Witley has reviewed and approved the technical and scientific information within this news release pertaining to the Mineral Resource Estimate.

Verification included a site visit by the QP to inspect historical mineralized core, observe existing infrastructure, including the Selkirk underground ramp and remains of massive sulphide stockpiles at surface, and inspect several surface drillhole collar locations (both historical and recent). The mineralisation in five of the twin holes was inspected by the QP. In addition, a selection of samples collected by NexMetals have been verified against independently accessed assay certificates, and a random selection of historical database results have been compared against digital records.

The scientific and technical content of this news release has been reviewed and approved by Sharon Taylor, V.P. Exploration of the Company, MSc, P.Geo, who is a “qualified person” for the purposes of NI 43-101.

Technical Report

The 2026 MRE on Selkirk will be supported by a National Instrument 43-101 Technical Report to be filed within 45 days of this news release.

About NexMetals Mining Corp.

NexMetals Mining Corp. is a TSX.V and NASDAQ listed mineral exploration and development company focused on redeveloping the past-producing Selebi and Selkirk copper-nickel-cobalt-platinum group element mines in Botswana. At Selebi, NexMetals has confirmed the scale of mineralization is larger than historical estimates, supported by NI 43-101- and Regulation S-K 1300-compliant resource estimates, with ongoing down-hole geophysics, drilling, and metallurgical programs aimed at expanding resources and supporting future economic studies. The Company is led by an experienced management and technical team with a proven track record in global mineral projects, emphasizing disciplined execution, transparent governance, and long-term stakeholder value creation.

For further information about NexMetals Mining Corp., please contact:

Sean Whiteford

CEO

info@nexmetalsmining.com

1-866-794-NEXM (6396)

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Neither the TSX Venture Exchange and its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Nasdaq Stock Market LLC accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the United States federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “forward-looking information”) based on expectations, estimates and projections as at the date of this news release. Forward-looking information involves risks, uncertainties and other factors that could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. For the purposes of this release, forward-looking information includes, but is not limited to, the filing of a Technical Report prepared in accordance with National Instrument 43-101 on SEDAR+ and EDGAR within 45 days of this news release; Selkirk’s open-pit development potential, ability to produce clean saleable concentrates and remaining upside potential; Selkirk being an important source of future value creation and there being a potential accelerated path toward pre-feasibility; and the Company continuing to advance the Selebi Project through drilling and completing an updated Mineral Resource Estimate and Preliminary Economic Assessment later this year. These forward-looking statements, by their nature, require the Company to make certain assumptions and necessarily involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to, capital and operating costs varying significantly from estimates; the preliminary nature of drilling and metallurgical test results; payabilities of metals varying from expectations; the ability of exploration results to predict mineralization; the risk that the Company will not be able to expand or enhance its current mineral resource estimates; the ability of the Company to implement its drilling, geoscience and metallurgical work on its properties and work plans generally; prefeasibility or the feasibility of mine production; the feasibility of anticipated commercial options regarding Selkirk such as potential partnerships or a spin-out; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; uncertainties relating to the availability and costs of financing needed in the future; changes in equity markets; inflation; fluctuations in commodity prices; delays in the development of projects; the other risks involved in the mineral exploration and development industry; and those risks set out in the Company’s filings with the SEC on EDGAR (www.sec.gov) and public disclosure record on SEDAR+ (www.sedarplus.ca), in each case, under the Company’s issuer profile. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law.

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